Exhibit 99.1

Energy Transition Special Opportunities Announces Pricing of $150 Million Initial Public Offering

NEW YORK CITY, NY / ACCESS Newswire / May 14, 2026 / Energy Transition Special Opportunities (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange trading under the ticker symbol “ETSS U” beginning May 15, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the New York Stock Exchange under the symbols “ETSS” and “ETSS WS,” respectively. The offering is expected to close on May 18, 2026, subject to the satisfaction of customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but expects to target opportunities within the climate transition, specialty finance, renewable energy, and regenerative agriculture sectors.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and was declared effective on May 14, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Andy Childs
andy@conduitcapitalus.com

Press Contact:

Cindy Stoller
Confluence Partners
917-331-0418
cstoller@confluencepartners.com

SOURCE: Energy Transition Special Opportunities